EXHIBIT 10.1

THIS EMPLOYMENT AGREEMENT is made as of the 7th day of January, 2002 between PHANTOM FIBER INC., a corporation organized and subsisting under the laws of the Province of Ontario (the "Company") and Jeffrey Halloran, an individual resident in the Province of Ontario (the "Jeffrey Halloran").

WHEREAS the Company has offered Jeffrey Halloran employment and Jeffrey Halloran has accepted the Company's offer, subject to the following terms and conditions and in mutual consideration of the promises made between the parties in this Agreement.

AND WHEREAS the Company and Jeffrey Halloran agree this Agreement will constitute the sole and exclusive agreement relating to the employment of Jeffrey Halloran by the Company.

NOW THEREFORE in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby acknowledge and agree as follows:

ARTICLE 1.	EMPLOYMENT

1.1
Subject to change by resolution of the Management of the Company from time to time (the "Mangement"), the Company hereby employs Jeffrey Halloran as President & CEO on a full time basis, and Jeffrey Halloran hereby accepts such employment upon the terms and conditions set out herein.

ARTICLE 2.	TERMS

2.1
Jeffrey Halloran employment shall be on a full time basis commencing January 7, 2002, and shall continue indefinitely subject to termination in accordance with Articles 3 and 12 hereof. The employer shall be the sole judge during the Probationary Period to evaluate whether the employee shall continue to be employed by the Employer. The Employee shall continue as long as the services rendered by Employee are satisfactory to the Employer.

ARTICLE 3.	DUTIES OF Jeffrey Halloran

3.1
Jeffrey Halloran shall perform such duties and responsibilities as may be fixed and assigned to him from time to time by Management. At the time of this Agreement, as President & CEO, Jeffrey Halloran shall, without limitation, be responsible for establishing goals and direction and executing on same. Managing the creation of a single product or family of products from inception to release as well as marketing and distribution.

3.2
Jeffrey Halloran shall devote all his working time, ability and attention to the business of the Company during the term of his employment with the Company and shall faithfully serve the Company and use his best efforts to discharge his duties and responsibilities in good faith and to promote the best interests and welfare of the Company.

3.3
Jeffrey Halloran shall not, without the prior written consent of Management, be directly or indirectly engaged in any other trade, business or occupation during the term of his employment, provided that nothing in this Agreement shall preclude Jeffrey Halloran from engaging in charitable and community activities, from managing his personal investments or from serving as a member of the Board of Directors of an unaffiliated company not in competition with the Company, subject however, to the prior approval of Management.

3.4
Jeffrey Halloran hereby represents and warrants to the Company that he has the necessary expertise to fulfill his obligations hereunder and verifies that he is not a party to any agreement or under any other obligation to a person or entity, including any former employer, nor does he have any other interest which is inconsistent with or in conflicts with this Agreement, or which would prevent, limit or impair his performance of any of the covenants herein or any duties of his employment with the Company. Jeffrey Halloran understands that the Company does not want him to disclose to it any Confidential Information which Jeffrey Halloran may have obtained from a former employer, although Jeffrey Halloran is free to use his general knowledge and past experience gained from any such former employer. Jeffrey Halloran represents and warrants to the Company that any Work Product, as hereinafter defined, used or developed by Jeffrey Halloran in the course of his employment with the Company will not infringe upon or violate any copyright, patent, trade mark or trade secret or other proprietary right of any person.

ARTICLE 4.	COMPENSATION AND BENEFITS

4.1	Jeffrey Halloran agrees that he will receive Compensation and Benefits as described in Schedule "A".

4.2
With effect, Jeffrey Halloran shall be compensated at an annual base salary of no less than one hundred and twenty thousand Canadian Dollars (Cdn $ 120,000) (hereinafter being referred to as the "Base Salary"), payable in semi-monthly installments. He will also be entitled to 2.5% of all gross sales, exclusive of applicable product related taxes (hereinafter being referred to as the “Commission”). Up to 50% of all due commissions can be converted into common shares at a price set at the previous round of financing or as set by the Board of Directors of the company.

4.3
Jeffrey Halloran shall, further, at the sole and absolute discretion of Management of the Company based upon Jeffrey Halloran performance, be entitled to participate in the Company's Employee Stock Option Plan from time to time, with the number and price of shares being determined by Management at its sole discretion.

4.4
Jeffrey Halloran shall, further, at the sole and absolute discretion of Management of the Company based upon Jeffrey Halloran’s performance, be entitled to participate in the Company's Bonus Plan. The Bonus Plan will consist of two components, the first component being a profit sharing plan in which 10% of the Net Profit of the company will be distributed among all of the employees in a pro-rated format based upon the base salary of the employee. The second component being a discretionary, subjective amount being determined by Management at its sole discretion.

ARTICLE 5.	EMPLOYEE BENEFITS

5.1
Except as otherwise provided in this Agreement with respect to the Employee Stock Option Plan and as may otherwise be provided for herein, Jeffrey Halloran shall be entitled to any employee benefits offered by the Company generally to all other employees of the Company from time to time, including without limitation health, dental and insurance benefits.

5.2
Jeffrey Halloran shall be entitled to vacation and sick leave in accordance with the vacation and sick leave policies adopted by the Company from time to time, provided that Jeffrey Halloran shall be entitled to no less than four (4) weeks of paid vacation each calendar year. Any vacation shall be at such time and for such periods as shall be mutually agreed upon between Jeffrey Halloran and the Company. Jeffrey Halloran shall further be entitled to all public holidays observed by the Company.

5.3
Jeffrey Halloran shall further be reimbursed by the Company for all business expenses, as approved by the Company, which are reasonably incurred by Jeffrey Halloran in the course of his carrying out his duties for the Company and accounted for in accordance with the Company's normal practices and procedures for the reimbursement of expenses.

5.4	For greater certainty, nothing in this Agreement shall prevent Jeffrey Halloran from being entitled to receive any additional compensation or benefits as approved by Management.

ARTICLE 6.	CONFIDENTIAL INFORMATION AND PROPRIETARY DATA

6.1
Jeffrey Halloran acknowledges that, in the course of fulfilling his employment duties, Jeffrey Halloran has and will continue to have access to and will be entrusted with detailed Confidential Information, and covenants and agrees with the Company that he shall not disclose, during the currency of this Agreement or thereafter, any Confidential Information to any Person, firm or company. Nor shall Jeffrey Halloran disclose or use, directly or indirectly, the Confidential Information for any purpose other than in furtherance of the business of the Company. The term "Confidential Information" means information and data not known generally outside the Company concerning the Company's and its affiliates', business and technical information, including, without limitation, confidential, proprietary and non-public information, trade secrets, know-how and intellectual property relating to the present and contemplated services, designs, processes, techniques, programming code, source code, programs, prototypes, compilation of information, methods, techniques, research and development know-how and data, manufacturing designs and processes, engineering designs, formulae, existing, pending or abandoned patent and copyright applications, information relating to any product, device, equipment or machine, information about or relating to the Company's potential business ventures, modes of merchandising, marketing techniques, procedures, products, lines of merchandise, specifications, reports, manuals, purchases, sales information, customers, customer lists, price lists, customers' requirements and applications, suppliers, services, business and customers of the Company, information relating to Work Product or Inventions, as defined in Article 7, and the Company's and its customers' financial and marketing data, business plans and devices.

It is understood that Confidential Information does not include any of the following:

a.	information previously known to Jeffrey Halloran (except where such information was provided by the Company or its representatives);

b.	information which is or becomes generally available to the public or within the industry through no act or omission on the part of Jeffrey Halloran; or

c.
information which is required to be disclosed pursuant to any statute, regulation, order, subpoena or document discovery request, provided that Jeffrey Halloran shall, as soon as practicable, give the Company prior written notice of such required disclosure in order to afford the Company an opportunity to seek a protective order (it being agreed that if a protective order is not sought or obtained in such circumstances, Jeffrey Halloran may disclose such information without liability).

6.2
Jeffrey Halloran agrees that all Confidential Information is the property of the Company or its affiliates and shall remain so and that the disclosure of any Confidential Information would be highly detrimental or prejudicial to the best interests of the Company or its affiliates and could severely damage the economic interests of the Company and/or its affiliates. Except as otherwise herein provided, Jeffrey Halloran agrees that during the period of his employment, and thereafter, Jeffrey Halloran will hold in strictest confidence, will take all necessary precautions against unauthorized disclosure of, and will not use or disclose to any person, firm or corporation, without the written authorization of an officer of the Company, any of the Confidential Information, except as such use or disclosure may be required in connection with the work of Jeffrey Halloran for the Company. Jeffrey Halloran understands that this Agreement applies to verbal and computerized as well as written information.

6.3
Upon or after the termination of his employment with the Company, Jeffrey Halloran agrees that he will not take with him any Confidential Information that is in written, computerized, machine-readable, model, sample, or other form capable of physical or telecommunication delivery, without the prior written consent of an officer of the Company. Jeffrey Halloran also agrees that upon the termination of his employment with the Company, Jeffrey Halloran shall deliver promptly and return to the Company all such materials, along with all other property of the Company, in his possession, custody or control and Jeffrey Halloran shall make no further use of same. Should any such items be discovered by Jeffrey Halloran after his termination, Jeffrey Halloran agrees to return them promptly to the Company without retaining copies of any kind.

ARTICLE 7.	WORK PRODUCT AND INVENTIONS

7.1
The term "Work Product" means any discoveries, ideas and suggestions, improvements and/or Inventions of any character pertaining to the industries or falling within the scope of the business of the Company, made and/or developed by and/or in or with which Jeffrey Halloran has participated or will participate in during the course of his employment with the Company.

7.2
The term "Inventions" means any intellectual property including without limitation technological innovations, discoveries, inventions, designs, formulae, source code, programs, know-how, tests, performance data, processes, production methods, improvements to all such property, and the like, regardless of whether or not patentable, copyrightable, or subject to trade-mark. The term "Inventions" also includes any recorded material, notes or records defining, describing or illustrating any such intellectual property.

7.3
With respect to any and all Work Product or Inventions which Jeffrey Halloran, either by himself alone or together with others, makes, conceives, originates, devises, discovers, develops or produces during, in whole or in part, the course or period of his employment with the Company or during, in whole or in part, the one (1) year period after his employment ceases:

a.
Jeffrey Halloran will keep notes and written records of any such work, which record shall be kept on the premises of the Company and available at all times for the purpose of evaluation and use in obtaining patents or as a protective procedure. Jeffrey Halloran agrees to disclose fully and promptly to the Company any and all such Inventions, regardless of whether or not made, conceived, originated, devised, discovered, developed or produced either during his working hours or directly in connection with the work assigned to him by the Company. Jeffrey Halloran agrees that all code, product ideas, financing ideas, business plans, models, instructions, drawings, blueprints, manuals, letters, notes, notebooks, books, memoranda, reports, software code listings, or other writings made by him or which may come into his possession during his employment with the Company and which relate in any way to or embody any Confidential Information or relate to his employment or any activity or business of the Company, shall be the exclusive property of the Company and shall be kept on the Company's premises, except when required elsewhere in connection with any activity of the Company and shall be available to his supervisors at all times for the purpose of evaluation and use in obtaining patents or other protective procedures;

b.
Jeffrey Halloran also agrees that the Company is and shall be the sole owner of all property rights in any and all such Work Product and Inventions; that Jeffrey Halloran hereby assigns and agrees to assign all right, title and interest in such Work Product and Inventions to the Company or its nominee; without any additional compensation to him, that Jeffrey Halloran will sign all applications for, and assignments of, patents, copyright or other interests therein required or desired by the Company to obtain and promote the right to the exclusive enjoyment of the Work Product and Inventions by the Company and sign all other writings and perform all other acts necessary or convenient to carry out the terms of this Agreement. These obligations shall continue beyond the termination of his employment with respect to Work Products or Inventions conceived or made by Jeffrey Halloran during the period of his employment, and shall be binding upon his assigns, executors, administrators and other legal representatives. Jeffrey Halloran hereby waives his moral rights in any such Work Product and Inventions, and agrees that the Company or its assignee shall have the right to make any modifications, corrections, alterations, upgrades and/or adaptations as it may require. Jeffrey Halloran further acknowledges and agrees that the Company, its assignees and licensees will not be required to designate Jeffrey Halloran as the creator of the Work Product or Inventions when distributed publicly or otherwise, nor to make any distribution or publication of the Work Product or Inventions.

ARTICLE 8.	INTELLECTUAL PROPERTY PROTECTION

8.1
Jeffrey Halloran agrees to execute all documents and perform all other lawful acts, which the Company deems necessary for the preparation, filing, and prosecution of applications for patents, trade-marks, copyright or other forms of intellectual property protection in Canada and in foreign countries, for Work Product or Inventions. Jeffrey Halloran will execute all documents for the transfer of all of his interest therein to the Company or its nominee, including the execution of original, divisional, continuing, or reissue applications, preliminary statements, affidavits, or concessions and the giving of factual testimony regarding said Work Product or Inventions. All expenses for the copyrighting of such subject matter and the prosecution and patenting said Work Product and Inventions and improvements shall be borne by the Company; Jeffrey Halloran will be compensated for services rendered at the Company's request, in addition to traveling and personal expenses incurred in complying with said request.

ARTICLE 9.	NON-COMPETITION

9.1
Jeffrey Halloran agrees that during the term of his employment with the Company and for a period of one (1) year after the termination of his employment with the Company, Jeffrey Halloran will not, without the express written consent of the Company, directly or indirectly, either individually or in a partnership, or jointly or in conjunction with or for any Person:

a.	be employed or otherwise engaged by (in the same capacity in which the Jeffrey Halloran was engaged by the Company);

b.	consult with or advise;

c.	manage;

d.	own a significant minority or majority shares in the capital of;

e.	lend money to or guarantee the debts or obligations of; or

f.	permit his name or any part thereof to be used or employed by;

another business entity or person in North America in the development, manufacture, promotion, marketing, distribution or sale of products or services competitive with the products or services or in the same line of commerce as the products or services that Jeffrey Halloran dealt with while engaged by the Company.

ARTICLE 10.	NON-SOLICITATION OF STAFF AND CUSTOMERS

10.1
Jeffrey Halloran acknowledges that it is critical to the Company that it retain the staff of itself and its affiliates, including its executive staff, programmers, systems analysts, maintenance staff, training staff, other personnel and hired consultants. Accordingly, Jeffrey Halloran covenants and agrees that he will not, at any time while he has any contractual obligation to the Company and for a period of one (1) year thereafter, directly or indirectly, hire or enter into any contractual arrangement with or use the services of, or attempt to obtain the withdrawal from the Company of, any of its staff, including by having such staff employed by a consultant or independent contractor for Jeffrey Halloran or for any other Person.

10.2
Jeffrey Halloran shall not, without the prior written consent of the Company, at any time while Jeffrey Halloran has a contractual obligation to the Company and for a period of one (1) year thereafter, either individually or in a partnership or jointly or in conjunction with or for the benefit of any person, solicit, endeavor to solicit, canvass or deal with in relation to the business of the Company any Person who:

a.
was a client/customer of the Company for which the Company performed any services within the period of two (2) years prior to the date on which Jeffrey Halloran ceased to have a contractual obligation to the Company; or

b.
has been pursued as a prospective client/customer by the Company at any time within two (2) years prior to the date on which Jeffrey Halloran ceased to have a contractual obligation to the Company and in respect of which the Company has not decided to cease all such pursuit; or

c.
use his personal knowledge or influence over any such client/customer or prospective client/customer to or for his benefit or the benefit of any other person competing with or endeavouring to compete with the Company.

10.3
For purposes of this Agreement, the term "Person" means any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated associations, trusts, trustees, executors, administrators or other legal person representatives, regulatory bodies or agencies, government or governmental agencies, authorities or entities howsoever designated or constituted.

ARTICLE 11.	STATEMENT AS TO REASONABLENESS

11.1	Jeffrey Halloran hereby acknowledges, agrees and consents as follows:

a.
all restrictions contained herein are reasonable and valid as to scope, area, duration and content and are essential to the protection and furtherance of the legitimate interests of the Company and its affiliates and the survival of their activities;

b.
any breach by Jeffrey Halloran of this Agreement would shall constitute sufficient grounds for immediate termination of all obligations of the Company to him with no additional payment other than amounts owing up to the effective date of termination;

c.
in the event of a breach or anticipated breach of any of the covenants contained in this Agreement by Jeffrey Halloran would cause irreparable harm to the Company, damages will be difficult to ascertain and may not be sufficient to remedy such breach and, accordingly, the Company may petition a court of law or equity for preliminary and permanent injunctive relief in order to put an end to any such breach, without the necessity of proof of actual damages, and if desired by the Company for an account of all profits and benefits arising out of such violation, which rights and remedies shall be in addition to any other relief which the Company may have under the law or equity, including but not limited to reasonable lawyer's fees;

d.	Jeffrey Halloran hereby waives all defences to the strict enforcement of this Agreement by the Company; and

e.	nothing herein shall be construed so as to limit or restrict any remedy at law which the Company may have against Jeffrey Halloran for any breach by him of this Agreement.

ARTICLE 12.	TERMINATION

12.1
The Company may terminate this Agreement and terminate the employment of Jeffrey Halloran for cause, at any time, without notice or compensation in lieu of notice. It is understood and agreed that cause, includes, without limitation, any material breach of the provisions of this Agreement by Jeffrey Halloran, theft, fraud or dishonesty, documented incompetence or gross insubordination on the part of Jeffrey Halloran, a breach by Jeffrey Halloran of his fiduciary duties to the Company, conviction of Jeffrey Halloran of an indictable offence or any other matter that would constitute cause at law.

12.2
Jeffrey Halloran employment shall automatically terminate upon his death or physical or mental disability, without any compensation therefore outside of benefits paid by the Company's insurers under the Company's employment benefit plan at the time of death or disability.

12.3
The Company may, upon six (6) months prior written notice, terminate this employment agreement with Jeffrey Halloran, in which event all unvested shares, rights thereto, stock options, stock awards and allocations shall immediately and fully vest. Jeffrey Halloran shall have the right to exercise the vested unexercised portion of all outstanding stock option and stock awards, whether granted by the Company or another shareholder of the Company, in accordance with the terms of such options. Any restricted stock shall remain subject to the terms of each grant. Furthermore, Jeffrey Halloran will receive in one payment two times his annual base salary and two times the commission amount earned for the trailing twelve months. All extended health care premiums will remain in full effect for a one year period.

12.4
Jeffrey Halloran may, upon three (3) months prior written notice, terminate his employment with the Company at any time, in which event all unvested shares, rights thereto, stock options, stock awards and allocations shall be forfeited as at the date of termination. Jeffrey Halloran shall have the right to exercise the vested unexercised portion of all outstanding stock option and stock awards, whether granted by the Company or another shareholder of the Company, prior to the date of termination, in accordance with the terms of such options, and the unexercised portion of any such options or awards shall be forfeited, irrespective of its terms. Any restricted stock shall remain subject to the terms of each grant.

12.5
If Jeffrey Halloran employment with the Company is terminated for cause the Company shall pay Jeffrey Halloran, as soon as practicable after the date of termination, any Base Salary and reimbursable expenses accrued or owing to Jeffrey Halloran for services rendered as at the date of termination, and Jeffrey Halloran shall forfeit any unvested shares or rights thereto that he may hold as at the date of termination. Jeffrey Halloran shall have the right, to exercise the vested unexercised portion of all outstanding stock option and stock awards prior to the date of termination, in accordance with the terms of such options and awards, and the unexercised portion of any such options or awards shall be forfeited, irrespective of its terms. Any restricted stock shall remain subject to the terms of each grant.

ARTICLE 13.	ARBITRATION

13.1
In the event of any material difference of opinion or dispute between Jeffrey Halloran and the Company with respect to the construction or interpretation of this Agreement or the alleged breach thereof, which cannot be settled amicably by agreement of the parties, then such dispute shall be submitted to and determined by arbitration by a single arbiter in the City of Toronto, Ontario in accordance with the provision of the Arbitrations Act, Ontario, and judgment upon the award rendered shall be final, binding and conclusive upon the parties and may be entered in the highest court, provincial or federal, having jurisdiction. The costs of the arbitration shall be borne as determined by the arbitrator.

ARTICLE 14.	NOTIFICATION

14.1
Any demand, notice, direction or other communication to be made or given hereunder (in each case, "Communication") shall be in writing and may be made or given by personal delivery, by courier, by facsimile transmittal or other similar means of electronic communication, or by registered mail, charges prepaid, addressed to the respective parties as follows:

(a)	to
Jeffrey Halloran
6 Bunhill Court
Ajax, Ontario
L1S 4S7

(b)	to the Company:

PHANTOM FIBER INC.
71 King Street East, Suite 300
Toronto, ON M5C 1G3

Telefax: (416) 703-0900

or to such other address or telefax number as any party may from time to time notify the other in accordance with this section.

Any Communication made by personal delivery or by courier shall be conclusively deemed to have been given and received on the day of actual delivery thereof, or, if made or given by telefax or other electronic means of communication, on the first business day following the transmittal thereof. Any Communication that is mailed shall be conclusively deemed to have been given and received on the third business day following the date of mailing but if, at the time of mailing or within three business days thereafter, there is or occurs a labour dispute or other event that might reasonably be expected to disrupt delivery of documents by mail, any Communication shall be delivered or transmitted by means of recorded electronic communication as provided for in this Article.

ARTICLE 15.	SURVIVAL

15.1
Jeffrey Halloran acknowledges and agrees that the obligations under Articles 6, 7, 8, 9, 10 and 11 are to remain in effect in perpetuity and survive the termination of this Agreement; that same will continue to apply notwithstanding the manner or reasons for the termination of Jeffrey Halloran and regardless of whether Jeffrey Halloran is terminated with or without notice or cause.

ARTICLE 16.	WAIVER OF BREACH

16.1
The failure of either party to require the performance of any term or condition of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent enforcement of any such term or any other term nor shall it be deemed a waiver of any subsequent breach.

ARTICLE 17.	GOVERNING LAW

17.1
It is the intention of the parties hereto that this Agreement and the performance hereunder be construed in accordance with, and under and pursuant to the laws of the Province of Ontario. The parties hereto hereby attorn to the exclusive jurisdiction of the courts of the Province of Ontario.

ARTICLE 18.	SEVERABILITY AND MODIFICATION

18.1
If any covenant or provision of this Agreement is determined by a court of competent jurisdiction to be void or unenforceable or against public policy in whole or in part for any reason whatsoever, such provision shall be deemed severable and severed from this Agreement and the balance of this Agreement shall remain in full force and effect.

18.2	If any restriction of this Agreement is held over-broad or unreasonable, such restriction shall be modified or revised to include the maximum reasonable restriction allowed by law.

ARTICLE 19.	AMENDMENT/WAIVER

19.1
No provision of this Agreement may be amended, waived, modified, extended or discharged unless such amendment, waiver, extension or discharge is agreed to in writing signed by both the Company and Jeffrey Halloran.

ARTICLE 20.	ASSIGNMENT AND SUCCESSORS OF INTEREST

20.1
This Agreement shall not be assignable by Jeffrey Halloran, but shall be assignable by the Company in the event the Company merges or consolidates with or into any other corporation or corporations, or sells or otherwise transfers substantially all of its assets to another corporation or Person. In such event, the provisions of this Agreement shall be binding upon and inure to the benefit of the corporation or Person surviving or resulting from the merger or consolidation or to which the assets are sold or transferred and all references herein to the Company refer with equal force and effect to any corporate or other successor of the corporation or Person that acquires directly or indirectly by merger, consolidation, purchase or otherwise, all or substantially all of the assets of the Company.

ARTICLE 21.	COMPLETE AGREEMENT

21.1
This Agreement is the complete agreement between Jeffrey Halloran and the Company with respect to the subject matter hereof and supersedes any and all previous agreements, negotiations, discussions or understandings previously existing with respect to the subject matters addressed herein or the employment of Jeffrey Halloran with the Company.

ARTICLE 22.	INDEPENDENT LEGAL ADVICE

22.1
Jeffrey Halloran warrants and represents that he is entering into this Agreement with the Company willingly and that he has had the opportunity of receiving independent legal advice respecting this Agreement.

ARTICLE 23.	RECEIPT OF COPY OF AGREEMENT

23.1	Jeffrey Halloran hereby acknowledges receipt of a duplicate copy of this Agreement.

IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed.

	) ) ) ) ) ) )	PHANTOM FIBER INC. Per: Name: Bernadette Halloran Title: VP, Finance & Admin.
SIGNED, SEALED AND DELIVERED in the presence of Witness	) ) ) ) ) ) )	Jeffrey Halloran

Schedule "A"

PERFORMANCE TARGETS

The following document contains the terms and conditions of the performance targets that will be implemented for the defined period. This agreement will supersede any previous agreements or terms. Phantom Fiber Inc. reserves the right to amend this agreement throughout the course of its above stated duration. Should a new agreement not be implemented at the completion of the above stated timeframe, this agreement will remain in effect with all accumulated amounts being reset with the anniversary date of this agreement.

Compensation

Base Salary

The base salary for the effective period will be $120,000 a year payable on a semi-monthly basis, along with 2.5% of all revenue.

Expenses/Benefits

•	All extended health care premiums are included.
•	A $700 per month car allowance plus applicable vehicle expenses will be included.
•	Any other expenses incurred will be approved or must be in accordance with current standards and policies.
•	4 weeks vacation

Options

Options - 600,000 options (@$.10 strike price) to be vested equally over three years

Severance Compensation

Should the company choose to terminate Jeffrey Halloran’s employment agreement, Jeffrey Halloran will receive two times his base salary and two times the commission amount earned for the trailing twelve months. All outstanding options, whether vested or not, will immediately vest. All extended health care premiums will remain in full effect for a one year period.